Exhibit 99.1

August 2, 2017

Prudential Financial, Inc. Announces Second Quarter 2017 Results

●	Net income attributable to Prudential Financial of $491 million or $1.12 per Common share versus $921 million or $2.04 per share for year-ago quarter.

●	After-tax adjusted operating income of $919 million or $2.09 per Common share versus $829 million or $1.84 per share for year-ago quarter.

●	Significant items in 2Q17, reflecting an annual review of actuarial assumptions and other refinements and the impact of market performance on Annuities, resulted in a net charge to net income of 65 cents per Common share for ongoing businesses and a net charge to adjusted operating income of 84 cents per Common share, as discussed later in this release.

●	In the year-ago quarter, significant items, reflecting an annual review of actuarial assumptions and other refinements, the impact of market performance on Annuities, and early debt extinguishment in Corporate and Other, resulted in a net benefit to net income of 88 cents per Common share for ongoing businesses and a net charge to adjusted operating income of 62 cents per Common share.

        John Strangfeld, Chairman and CEO, commented on results:

 “We delivered solid underlying results in the second quarter, as we continue to benefit from our high quality and balanced collection of businesses. This includes strong core earnings overall and record assets under management and account values in Asset Management, Retirement and Individual Annuities. While we experienced some volatility in reported results following our annual review of actuarial assumptions, the earnings power and capital position of our combined businesses are largely unaffected. In addition, our strong cash flows and capital position enabled us to return approximately $640 million to shareholders through dividends and share repurchases. We continue to invest in our businesses where we see attractive long-term opportunities and have recently announced changes to the alignment of our U.S. Businesses to best capture these opportunities within and across our domestic businesses.”

SECOND QUARTER BUSINESS HIGHLIGHTS

●	International Insurance constant dollar basis sales of $835 million, up 14% from the year-ago quarter, primarily reflecting increased sales in Japan. Life Planner count at June 30, up 2% from a year earlier, includes an increase of 6% in Japan.

●	Higher Individual Annuities net fees and return on assets, after adjusting for significant items, reflect record-high separate account balances and more favorable estimates of the profitability of the business as compared to the year-ago quarter. Consistent with industry trends, gross sales of $1.5 billion were below the year-ago quarter total of $2.3 billion.

●	Record-high Retirement account values of $401.3 billion at June 30, up 7% from a year earlier. Gross deposits and sales were $7.3 billion including a $1.6 billion new pension risk transfer case.

●	Record-high Asset Management segment assets under management of $1.1 trillion includes a record-high $564.6 billion of unaffiliated third-party institutional and retail assets under management at June 30, up 12% from a year earlier. Unaffiliated third-party net inflows, excluding money market, totaled $7.7 billion for the current quarter.

-more-

Prudential Financial, Inc. Second Quarter 2017 Earnings Release	Page 2

●	U.S. Individual Life sales, based on annualized new business premiums, of $153 million, down 4% from the year-ago quarter, primarily reflecting the impact of pricing actions.

●	Group insurance total benefits ratio in the quarter, excluding the impact of the annual assumption updates, was lower than the long-term expected range, driven by favorable underwriting results in group life. Sales of $70 million in current quarter increased 56% compared to the year-ago quarter, driven by higher group life sales.

OTHER FINANCIAL HIGHLIGHTS

●	Book value per Common share, based on generally accepted accounting principles (GAAP), was $111.35 at June 30, 2017, compared to $104.91 at December 31, 2016. Adjusted book value per Common share amounted to $80.62 at June 30, 2017, an increase of $1.67 from December 31, 2016, after payment of two quarterly Common Stock dividends totaling $1.50 per share.

●	Returned approximately $640 million to shareholders through Common Stock repurchases and dividends.

●	During the second quarter of 2017, the Company acquired 2.9 million shares of its Common Stock at a total cost of $312.5 million, for an average price of $106.17 per share, under the December 2016 authorization by Prudential’s Board of Directors to repurchase, at management’s discretion, up to $1.25 billion of the Company’s outstanding Common Stock during the period from January 1, 2017, through December 31, 2017. From the commencement of repurchases in July 2011, through June 30, 2017, the Company has acquired 96 million shares of its Common Stock at a total cost of $7 billion, for an average price of $73.19 per share.

●	Excluding holdings of the Closed Block division, net unrealized gains on general account fixed maturity investments of $29.9 billion at June 30, 2017, compared to $27.6 billion at December 31, 2016; gross unrealized losses of $2.3 billion at June 30, 2017, compared to $3.8 billion at December 31, 2016.

SIGNIFICANT ITEMS IN THE QUARTER

●	The Company completed its annual review and update of actuarial assumptions. This review resulted in a pre-tax charge to net income from updates of reserves and related items and adjustments to amortization of deferred policy acquisition and related costs of $492 million for ongoing businesses. This represents a pre-tax charge to adjusted operating income of $622 million, partially offset by a pre-tax benefit of $130 million to net realized investment losses and related charges and adjustments.

●	Net income and adjusted operating income each include a pre-tax benefit of $54 million in Individual Annuities to reflect the impact of market performance on deferred policy acquisition and other costs and reserves for guaranteed minimum benefits, with a favorable impact of 8 cents per Common share.

-more-

Prudential Financial, Inc. Second Quarter 2017 Earnings Release	Page 3

NEWARK, N.J. – Prudential Financial, Inc. (NYSE: PRU) today reported second quarter results. Net income attributable to Prudential Financial, Inc., was $491 million ($1.12 per Common share) for the second quarter of 2017, compared to $921 million ($2.04 per Common share) for the second quarter of 2016. After-tax adjusted operating income was $919 million ($2.09 per Common share) for the second quarter of 2017, compared to $829 million ($1.84 per Common share) for the second quarter of 2016.

Adjusted operating income does not equate to net income as determined in accordance with GAAP, but is the measure used by the Company to evaluate segment performance and to allocate resources, and is the measure of segment performance presented below. Consolidated adjusted operating income is a non-GAAP measure of financial performance. Adjusted book value is a non-GAAP measure of financial position. These measures are discussed later in this press release under “Forward-Looking Statements and Non-GAAP Measures.” Reconciliations of these measures to the most comparable GAAP measures are provided in the tables that accompany this release.

RESULTS OF ONGOING OPERATIONS

The Company’s ongoing operations include the U.S. Retirement Solutions and Investment Management, U.S. Individual Life and Group Insurance, and International Insurance divisions, as well as Corporate and Other Operations. In the following business-level discussion, adjusted operating income refers to pre-tax results.

The U.S. Retirement Solutions and Investment Management division reported adjusted operating income of $1.138 billion for the second quarter of 2017, compared to $870 million in the year-ago quarter.

U.S. RETIREMENT SOLUTIONS AND INVESTMENT MANAGEMENT DIVISION ($ millions)	2Q:17	2Q:16
Individual Annuities:
Adjusted operating income	$612	$427
Significant items included above:
Impact from annual review of actuarial assumptions	$46	$4
Impact from updated estimates of profitability driven by market performance in relation to our assumptions	$54	$48

The Individual Annuities segment reported adjusted operating income of $612 million in the current quarter, compared to $427 million in the year-ago quarter. Current quarter results include a net benefit of $100 million reflecting an updated estimate of profitability for this business, including $46 million from refinements and updates of actuarial assumptions based on an annual review and $54 million from the impact of market performance in relation to our assumptions. Results for the year-ago quarter included a net benefit of $52 million to reflect an updated estimate of profitability, including $4 million from updates of actuarial assumptions based on an annual review and $48 million from the impact of market performance in relation to our assumptions.

Excluding these significant items, results for the Individual Annuities segment increased $137 million from the year-ago quarter. This increase reflects higher policy fees net of associated risk management and other related costs, driven by an increase in average variable annuity account values, efficiencies from refinements in risk management strategies relative to contract guarantees implemented in the third quarter of last year and favorable impacts from updated estimates of the profitability of the business. In addition, results benefited from a greater contribution from net investment results, including current quarter returns on non-coupon investments and prepayment fees that were approximately $5 million above our average expectations, as compared to returns modestly below our average expectations in the year-ago quarter.

-more-

Prudential Financial, Inc. Second Quarter 2017 Earnings Release	Page 4

U.S. RETIREMENT SOLUTIONS AND INVESTMENT MANAGEMENT DIVISION ($ millions)	2Q:17	2Q:16
Retirement:
Adjusted operating income	$308	$236
Significant items included above:
Impact from annual review of actuarial assumptions	$(20)	$6

The Retirement segment reported adjusted operating income of $308 million for the current quarter, compared to $236 million in the year-ago quarter. Current quarter results include a net charge of $20 million from updates to reserves and related items reflecting updates of actuarial assumptions and other refinements based on an annual review, while the results from the year-ago quarter included a net benefit of $6 million from the annual review.

Excluding these significant items, results increased $98 million from the year-ago quarter. This increase reflects greater contributions from net investment results and case experience. The contribution from net investment results was $72 million above the year-ago quarter, reflecting current quarter returns on non-coupon investments and prepayment fees about $25 million above our average expectations in comparison to returns about $30 million below our average expectations in the year-ago quarter, as well as growth of spread-based account values. The current quarter contribution to results from case experience was approximately $30 million above our average expectations as compared to approximately $20 million above our average expectations in the year-ago quarter.

U.S. RETIREMENT SOLUTIONS AND INVESTMENT MANAGEMENT DIVISION ($ millions)	2Q:17	2Q:16
Asset Management:
Adjusted operating income	$218	$207

The Asset Management segment reported adjusted operating income of $218 million for the current quarter, compared to $207 million in the year-ago quarter. The increase was driven by higher asset management fees, reflecting growth in fixed income assets under management and fee rate modifications within certain real estate funds, partially offset by higher net expenses.

The U.S. Individual Life and Group Insurance division reported a loss, on an adjusted operating income basis, of $421 million for the second quarter of 2017, compared to a loss of $201 million in the year-ago quarter.

U.S. INDIVIDUAL LIFE AND GROUP INSURANCE DIVISION ($ millions)	2Q:17	2Q:16
Individual Life:
Adjusted operating income	$(557)	$(290)
Significant items included above:
Impact from annual review of actuarial assumptions	$(653)	$(420)

-more-

Prudential Financial, Inc. Second Quarter 2017 Earnings Release	Page 5

The Individual Life segment reported a loss, on an adjusted operating income basis of $557 million for the current quarter, compared to a loss of $290 million in the year-ago quarter. Current quarter results include a net charge of $653 million from updates to reserves and related items. This charge is primarily driven by refinements in calculating estimated mortality claims and a change in the estimate and method of accounting for the net cost of reinsurance, both of which were enabled by a system conversion, as well as updates of actuarial assumptions based on an annual review. Results from the year-ago quarter included a net charge of $420 million from updates to reserves and related items including updated profitability estimates reflecting updates of actuarial assumptions based on an annual review.

Excluding these significant items, Individual Life results decreased by $34 million primarily reflecting lower underwriting results and higher expenses, partly offset by a greater contribution from net investment results. The lower net contribution to current quarter results from underwriting was driven by the impact of the annual review of actuarial assumptions and other refinements on current quarter results, partially offset by more favorable claims experience. Claims experience, inclusive of reinsurance, associated reserve updates and amortization, was approximately $10 million below our average expectations compared to approximately $20 million below our average expectations in the year-ago quarter. The current quarter contribution from net investment results reflected returns on non-coupon investments and prepayment fees essentially consistent with our average expectations in comparison to returns about $5 million below our average expectations in the year-ago quarter.

U.S. INDIVIDUAL LIFE AND GROUP INSURANCE DIVISION ($ millions)	2Q:17	2Q:16
Group Insurance:
Adjusted operating income	$136	$89
Significant items included above:
Impact from annual review of actuarial assumptions	$55	$41

The Group Insurance segment reported adjusted operating income of $136 million in the current quarter, compared to $89 million in the year-ago quarter. Current quarter results include a net benefit of $55 million from updates to reserves and related items reflecting updates of actuarial assumptions based on an annual review, while results from the year-ago quarter included a net benefit of $41 million from refinements and updates reflecting an annual review.

Excluding these significant items, Group Insurance results increased $33 million from the year-ago quarter reflecting more favorable underwriting results, which were approximately $30 million more favorable than the low end of our benefits ratio target, and a greater contribution from net investment results.

The International Insurance segment reported adjusted operating income of $823 million for the second quarter of 2017, compared to $803 million in the year-ago quarter.

INTERNATIONAL INSURANCE SEGMENT ($ millions)	2Q:17	2Q:16
Life Planner Operations:
Adjusted operating income	$329	$343
Significant items included above:
Impact from annual review of actuarial assumptions	$(67)	$(38)

-more-

Prudential Financial, Inc. Second Quarter 2017 Earnings Release	Page 6

Adjusted operating income of the segment’s Life Planner operations was $329 million for the current quarter, compared to $343 million in the year-ago quarter. Current quarter results include a net charge of $67 million from updates to reserves and related items including updated profitability estimates reflecting updates of actuarial assumptions based on an annual review, while results from the year-ago quarter included a net charge of $38 million from refinements and updates reflecting an annual review.

Excluding these significant items, results increased $15 million from the year-ago quarter. This increase was driven by continued business growth, more favorable policy benefits experience and a greater contribution from investment results, partially offset by higher net expenses and the impact of foreign currency exchange rates. The contribution to current quarter earnings from claims experience was approximately $20 million more favorable than our average expectations as compared to claims experience about $10 million more favorable than our average expectations in the year-ago quarter. The current quarter contribution from net investment results included current quarter returns on non-coupon investments and prepayment fees about $10 million above our average expectations in comparison to returns slightly above our average expectations in the year-ago quarter. In addition, the current quarter included about $25 million of higher than typical net expenses, including true-ups to legal reserves and deferred acquisition costs. Foreign currency exchange rates, including the impact of the Company’s currency hedging programs, had an unfavorable impact of $9 million in comparison to the year-ago quarter.

INTERNATIONAL INSURANCE SEGMENT ($ millions)	2Q:17	2Q:16
Gibraltar Life and Other Operations:
Adjusted operating income	$494	$460
Significant items included above:
Impact from annual review of actuarial assumptions	$21	$(34)

Adjusted operating income of the segment’s Gibraltar Life and Other operations was $494 million for the current quarter, compared to $460 million in the year-ago quarter. Current quarter results include a net benefit of $21 million from updates to reserves and related items including updated profitability estimates reflecting updates of actuarial assumptions based on an annual review, while results from the year-ago quarter included a net charge of $34 million from refinements and updates reflecting an annual review.

Excluding these significant items, results decreased by $21 million from the year-ago quarter. This decrease reflected higher net expenses in the current quarter including the absence of approximately $40 million of income from a fixed asset sale in the year-ago quarter, a lower contribution from net investment results and the impact of foreign currency exchange rates, partially offset by more favorable policy benefits experience and business growth. The lower contribution from net investment results included current quarter returns on non-coupon investments and prepayment fees about $15 million above our average expectations in comparison to returns about $35 million above average expectations in the year-ago quarter. Claims experience was about $10 million more favorable than our average expectations in the quarter and essentially consistent with our average expectations in the year-ago quarter. Foreign currency exchange rates, including the impact of the Company’s currency hedging programs, had an unfavorable impact of $8 million in comparison to the year-ago quarter.

Corporate and Other operations resulted in a loss, on an adjusted operating income basis, of $312 million in the second quarter of 2017, compared to a loss of $415 million in the year-ago quarter.

-more-

Prudential Financial, Inc. Second Quarter 2017 Earnings Release	Page 7

CORPORATE AND OTHER OPERATIONS ($ millions)	2Q:17	2Q:16
Adjusted operating income	$(312)	$(415)
Significant items included above:
Early debt extinguishment costs	$0	$(36)
Impact from annual review of actuarial assumptions	$(4)	$(3)

Current quarter results include a net charge of $4 million from adjustments of reserves relating to certain pre-demutualization policies based on the annual review of actuarial assumptions, while results from the year-ago quarter included a charge of $3 million from a similar adjustment of reserves based on an annual review and $36 million of costs associated with an early debt extinguishment.

Excluding these significant items, the loss from Corporate and Other operations decreased $68 million, primarily reflecting lower expenses, higher investment income, primarily from the absence of charges of approximately $40 million relating to a tax advantaged investment in the year-ago quarter, higher income from the qualified pension plan, and lower interest costs.

ASSETS UNDER MANAGEMENT

Assets under management amounted to $1.334 trillion at June 30, 2017, compared to $1.264 trillion at December 31, 2016.

NET INCOME AND INVESTMENT PORTFOLIO

Net income attributable to Prudential Financial, Inc. amounted to $491 million for the second quarter of 2017, compared to $921 million for the year-ago quarter.

Current quarter net income includes $679 million of pre-tax net realized investment losses and related charges and adjustments. The foregoing net losses include pre-tax losses of $961 million from products that contain embedded derivatives or guarantees and associated derivative portfolios that are part of a hedging program related to the risks of these products, largely driven by the impact of applying tighter credit spreads to a higher gross GAAP liability for variable annuity living benefits. The increase in the gross GAAP liability was primarily due to lower interest rates. Current quarter results also included pre-tax losses of $44 million from impairments and sales of credit-impaired investments and $31 million primarily related to derivatives used in risk management activities including foreign currency and asset and liability duration management. The foregoing losses were partially offset by pre-tax gains of $357 million from general portfolio and related activities.

Net income for the current quarter reflects pre-tax increases of $201 million in recorded asset values and $145 million in recorded liabilities representing changes in value which are expected to ultimately accrue to contractholders. These changes primarily represent mark-to-market adjustments.

Net income for the current quarter also reflects pre-tax income of $17 million from divested businesses, primarily reflecting the results from long term care and the Closed Block division.

Net income for the year-ago quarter included $360 million of pre-tax net realized investment gains and related charges and adjustments, including pre-tax gains of $574 million from products that contain embedded derivatives and associated derivative portfolios that are part of a hedging program related to the risks of these products, driven by a favorable impact from updated assumptions for variable annuity living benefits resulting from our annual actuarial review, and $172 million from other general portfolio and related activities. The foregoing gains were partly offset by pre-tax losses of $335 million related to derivatives used in risk management activities including asset and liability duration management, also reflecting the impact of the annual review, and $51 million from impairments and sales of credit-impaired investments.

Excluding holdings of the Closed Block division, gross unrealized losses on general account fixed maturity investments at June 30, 2017, amounted to $2.306 billion, including $2.091 billion on high and highest quality securities based on NAIC or equivalent ratings, and amounted to $3.809 billion at December 31, 2016. Net unrealized gains on these investments amounted to $29.891 billion at June 30, 2017, compared to $27.585 billion at December 31, 2016.

-more-

Prudential Financial, Inc. Second Quarter 2017 Earnings Release	Page 8

FORWARD-LOOKING STATEMENTS AND NON-GAAP MEASURES

Certain of the statements included in this release constitute forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Words such as “expects,” “believes,” “anticipates,” “includes,” “plans,” “assumes,” “estimates,” “projects,” “intends,” “should,” “will,” “shall,” or variations of such words are generally part of forward-looking statements.

Forward-looking statements are made based on management’s current expectations and beliefs concerning future developments and their potential effects upon Prudential Financial, Inc. and its subsidiaries. There can be no assurance that future developments affecting Prudential Financial, Inc. and its subsidiaries will be those anticipated by management. These forward-looking statements are not a guarantee of future performance and involve risks and uncertainties, and there are certain important factors that could cause actual results to differ, possibly materially, from expectations or estimates reflected in such forward-looking statements, including, among others: (1) general economic, market and political conditions, including the performance and fluctuations of fixed income, equity, real estate and other financial markets; (2) the availability and cost of additional debt or equity capital or external financing for our operations; (3) interest rate fluctuations or prolonged periods of low interest rates; (4) the degree to which we choose not to hedge risks, or the potential ineffectiveness or insufficiency of hedging or risk management strategies we do implement; (5) any inability to access our credit facilities; (6) reestimates of our reserves for future policy benefits and claims; (7) differences between actual experience regarding mortality, morbidity, persistency, utilization, interest rates or market returns and the assumptions we use in pricing our products, establishing liabilities and reserves or for other purposes; (8) changes in our assumptions related to deferred policy acquisition costs, value of business acquired or goodwill; (9) changes in assumptions for our pension and other postretirement benefit plans; (10) changes in our financial strength or credit ratings; (11) statutory reserve requirements associated with term and universal life insurance policies under Regulation XXX, Guideline AXXX and principles-based reserving requirements; (12) investment losses, defaults and counterparty non-performance; (13) competition in our product lines and for personnel; (14) difficulties in marketing and distributing products through current or future distribution channels; (15) changes in tax law; (16) economic, political, currency and other risks relating to our international operations; (17) fluctuations in foreign currency exchange rates and foreign securities markets; (18) regulatory or legislative changes, including the Dodd-Frank Wall Street Reform and Consumer Protection Act and the U.S. Department of Labor’s fiduciary rules; (19) inability to protect our intellectual property rights or claims of infringement of the intellectual property rights of others; (20) adverse determinations in litigation or regulatory matters, and our exposure to contingent liabilities, including related to the remediation of certain securities lending activities administered by the Company; (21) domestic or international military actions, natural or man-made disasters including terrorist activities or pandemic disease, or other events resulting in catastrophic loss of life; (22) ineffectiveness of risk management policies and procedures in identifying, monitoring and managing risks; (23) possible difficulties in executing, integrating and realizing projected results of acquisitions, divestitures and restructurings; (24) interruption in telecommunication, information technology or other operational systems or failure to maintain the security, confidentiality or privacy of sensitive data on such systems; (25) changes in accounting principles, practices or policies; and (26) Prudential Financial, Inc.’s primary reliance, as a holding company, on dividends or distributions from its subsidiaries to meet debt payment obligations and the ability of the subsidiaries to pay such dividends or distributions in light of our ratings objectives and/or applicable regulatory restrictions. Prudential Financial, Inc. does not intend, and is under no obligation, to update any particular forward-looking statement included in this document.

Consolidated adjusted operating income and adjusted book value are non-GAAP measures. Reconciliations of these measures to the most directly comparable GAAP measures are included in this release.

Adjusted operating income excludes “Realized investment gains (losses), net,” as adjusted, and related charges and adjustments. A significant element of realized investment gains and losses are impairments and credit-related and interest rate-related gains and losses. Impairments and losses from sales of credit-impaired securities, the timing of which depends largely on market credit cycles, can vary considerably across periods.

-more-

Prudential Financial, Inc. Second Quarter 2017 Earnings Release	Page 9

The timing of other sales that would result in gains or losses, such as interest rate-related gains or losses, is largely subject to our discretion and influenced by market opportunities as well as our tax and capital profile.

Realized investment gains (losses) within certain of our businesses for which such gains (losses) are a principal source of earnings, and those associated with terminating hedges of foreign currency earnings and current period yield adjustments are included in adjusted operating income. Adjusted operating income generally excludes realized investment gains and losses from products that contain embedded derivatives, and from associated derivative portfolios that are part of an asset-liability management program related to the risk of those products. However, the effectiveness of our hedging program will ultimately be reflected in adjusted operating income over time. Adjusted operating income also excludes gains and losses from changes in value of certain assets and liabilities relating to foreign currency exchange movements that have been economically hedged or considered part of our capital funding strategies for our international subsidiaries, as well as gains and losses on certain investments that are classified as other trading account assets.

Adjusted operating income also excludes investment gains and losses on trading account assets supporting insurance liabilities and changes in experience-rated contractholder liabilities due to asset value changes, because these recorded changes in asset and liability values are expected to ultimately accrue to contractholders. In addition, adjusted operating income excludes the results of divested businesses, which are not relevant to our ongoing operations. Discontinued operations and earnings attributable to noncontrolling interests, each of which is presented as a separate component of net income under GAAP, are also excluded from adjusted operating income. The tax effect associated with pre-tax adjusted operating income is based on applicable IRS and foreign tax regulations inclusive of pertinent adjustments.

Adjusted book value is calculated as total equity (GAAP book value) excluding both accumulated other comprehensive income (loss) and the cumulative effect of foreign currency exchange rate remeasurements and currency translation adjustments corresponding to realized investment gains and losses. These items are excluded in order to highlight the book value attributable to our core business operations separate from the portion attributable to external and potentially volatile capital and currency market conditions.

We believe that our use of these non-GAAP measures helps investors understand and evaluate the Company’s performance and financial position. The presentation of adjusted operating income as we measure it for management purposes enhances the understanding of the results of operations by highlighting the results from ongoing operations and the underlying profitability of our businesses. Trends in the underlying profitability of our businesses can be more clearly identified without the fluctuating effects of the items described above. Adjusted book value augments the understanding of our financial position by providing a measure of net worth that is primarily attributable to our business operations separate from the portion that is affected by capital and currency market conditions and by isolating the accounting impact associated with insurance liabilities that are generally not marked to market and the supporting investments that are marked to market through accumulated other comprehensive income under GAAP. However, adjusted operating income and adjusted book value are not substitutes for income and equity determined in accordance with GAAP, and the adjustments made to derive these measures are important to an understanding of our overall results of operations and financial position. The schedules accompanying this release provide a reconciliation of adjusted operating income to income from continuing operations in accordance with GAAP and a reconciliation of adjusted book value to GAAP book value. The information referred to above, as well as the risks of our businesses described in our Annual Report on Form 10-K for the year ended December 31, 2016, and subsequent Quarterly Reports on Form 10-Q, should be considered by readers when reviewing forward-looking statements contained in this release. Additional historic information relating to our financial performance is located on our Web site at www.investor.prudential.com.

-more-

Prudential Financial, Inc. Second Quarter 2017 Earnings Release	Page 10

EARNINGS CONFERENCE CALL

Members of Prudential’s senior management will host a conference call on Thursday, August 3, 2017, at 11 a.m. ET, to discuss with the investment community the Company’s second quarter results. The conference call and an accompanying slide presentation will be broadcast live over the Company’s Investor Relations Web site at www.investor.prudential.com. Please log on 15 minutes early in the event necessary software needs to be downloaded. The call will remain on the Investor Relations Web site for replay through August 18. Institutional investors, analysts, and other members of the professional financial community are invited to listen to the call and participate in Q&A by dialing (877) 777-1971 (domestic callers) or (612) 332-0228 (international callers). All others are encouraged to dial into the conference call in listen-only mode, using the same numbers. To listen to a replay of the conference call starting at 2 p.m. on August 3, through August 10, dial (800) 475-6701 (domestic callers) or (320) 365-3844 (international callers). The access code for the replay is 407283.

Prudential Financial, Inc. (NYSE: PRU), a financial services leader with more than $1 trillion of assets under management as of June 30, 2017, has operations in the United States, Asia, Europe, and Latin America. Prudential’s diverse and talented employees are committed to helping individual and institutional customers grow and protect their wealth through a variety of products and services, including life insurance, annuities, retirement-related services, mutual funds and investment management. In the U.S., Prudential’s iconic Rock symbol has stood for strength, stability, expertise and innovation for more than a century. For more information, please visit news.prudential.com.

MEDIA CONTACT: Laura Burke, (973) 802-9489, laura.burke@prudential.com

Financial Highlights

(in millions, unaudited)

	Three Months Ended June 30		Six Months Ended June 30
	2017	2016	2017	2016
Income Statement Data:
Net income attributable to Prudential Financial, Inc.	$491	$921	$1,860	$2,257
Income attributable to noncontrolling interests	5	4	8	37

Net income	496	925	1,868	2,294

Less: Earnings attributable to noncontrolling interests	5	4	8	37

Income attributable to Prudential Financial, Inc.	491	921	1,860	2,257

Less: Equity in earnings of operating joint ventures, net of taxes and earnings attributable to noncontrolling interests	8	11	30	(17)

Income (after-tax) before equity in earnings of operating joint ventures	483	910	1,830	2,274

Less: Reconciling Items:
Realized investment gains (losses), net, and related charges and adjustments	(679)	360	(641)	698
Investment gains on trading account assets supporting insurance liabilities, net	201	108	245	324
Change in experience-rated contractholder liabilities due to asset value changes	(145)	(133)	(157)	(263)
Divested businesses:
Closed Block division	(18)	(32)	16	(105)
Other divested businesses	35	(11)	41	20
Equity in earnings of operating joint ventures and earnings attributable to noncontrolling interests	(14)	(8)	(42)	17

Total reconciling items, before income taxes	(620)	284	(538)	691

Less: Income taxes, not applicable to adjusted operating income	(184)	203	(212)	243

Total reconciling items, after income taxes	(436)	81	(326)	448

After-tax adjusted operating income (1)	919	829	2,156	1,826

Income taxes, applicable to adjusted operating income	309	228	732	556

Adjusted operating income before income taxes (1)	$1,228	$1,057	$2,888	$2,382

See footnotes on last page.

Financial Highlights

(in millions, except per share data, unaudited)

	Three Months Ended June 30		Six Months Ended June 30
	2017	2016	2017	2016
Earnings per share of Common Stock (diluted):

Net income attributable to Prudential Financial, Inc.	$1.12	$2.04	$4.21	$4.97
Less: Reconciling Items:
Realized investment gains (losses), net, and related charges and adjustments	(1.55)	0.80	(1.46)	1.55
Investment gains on trading account assets supporting insurance liabilities, net	0.46	0.24	0.56	0.72
Change in experience-rated contractholder liabilities due to asset value changes	(0.33)	(0.30)	(0.36)	(0.58)
Divested businesses:
Closed Block division	(0.04)	(0.07)	0.04	(0.23)
Other divested businesses	0.08	(0.02)	0.09	0.04
Difference in earnings allocated to participating unvested share-based payment awards	0.01	—	0.01	(0.01)

Total reconciling items, before income taxes	(1.37)	0.65	(1.12)	1.49
Less: Income taxes, not applicable to adjusted operating income	(0.40)	0.45	(0.45)	0.54

Total reconciling items, after income taxes	(0.97)	0.20	(0.67)	0.95

After-tax adjusted operating income	$2.09	$1.84	$4.88	$4.02

Weighted average number of outstanding Common shares (basic)	428.3	441.1	429.1	443.2

Weighted average number of outstanding Common shares (diluted)	437.2	449.3	438.1	451.3

Earnings related to interest, net of tax, on exchangeable surplus notes	$5	$5	$9	$9

Earnings allocated to participating unvested share-based payment awards for earnings per share calculation:
Net income	$7	$11	$23	$25
After-tax adjusted operating income	$11	$9	$26	$20

Prudential Financial, Inc. Equity (as of end of period):

GAAP book value (total PFI equity) at end of period	$48,444	$55,149
Less: Accumulated other comprehensive income (AOCI)	16,362	24,667

GAAP book value excluding AOCI	32,082	30,482
Less: Cumulative effect of foreign exchange remeasurement and currency translation adjustments corresponding to realized gains/losses	(2,889)	(3,509)

Adjusted book value	34,971	33,991

Number of diluted shares at end of period	433.8	444.0

GAAP book value per common share - diluted (2)	111.35	123.77
GAAP book value excluding AOCI per share - diluted	73.96	68.65
Adjusted book value per common share - diluted	80.62	76.55

Adjusted operating income before income taxes, by Segment (1):
Individual Annuities	$612	$427	$1,080	$755
Retirement	308	236	705	455
Asset Management	218	207	414	372

Total U.S. Retirement Solutions and Investment Management Division	1,138	870	2,199	1,582

Individual Life	(557)	(290)	(439)	(170)
Group Insurance	136	89	170	115

Total U.S. Individual Life and Group Insurance Division	(421)	(201)	(269)	(55)

International Insurance	823	803	1,622	1,582

Total International Insurance Division	823	803	1,622	1,582

Corporate and Other operations	(312)	(415)	(664)	(727)

Adjusted operating income before income taxes	1,228	1,057	2,888	2,382

Reconciling Items:
Realized investment gains (losses), net, and related charges and adjustments	(679)	360	(641)	698
Investment gains on trading account assets supporting insurance liabilities, net	201	108	245	324
Change in experience-rated contractholder liabilities due to asset value changes	(145)	(133)	(157)	(263)
Divested businesses:
Closed Block division	(18)	(32)	16	(105)
Other divested businesses	35	(11)	41	20
Equity in earnings of operating joint ventures and earnings attributable to noncontrolling interests	(14)	(8)	(42)	17

Total reconciling items, before income taxes	(620)	284	(538)	691

Income before income taxes and equity in earnings of operating joint ventures for Prudential Financial, Inc.	$608	$1,341	$2,350	$3,073

See footnotes on last page.

Financial Highlights

(in millions, or as otherwise noted, unaudited)

	Three Months Ended June 30		Six Months Ended June 30
	2017	2016	2017	2016
U.S. Retirement Solutions and Investment Management Division:

Fixed and Variable Annuity Sales and Account Values:
Gross sales	$1,507	$2,281	$2,947	$4,298

Net sales (redemptions)	$(900)	$341	$(1,813)	$579

Total account value at end of period	$162,694	$154,677

Retirement Segment:

Full Service:

Deposits and sales	$4,771	$4,699	$11,507	$11,355

Net additions (withdrawals)	$(1,015)	$186	$(969)	$1,556

Total account value at end of period	$214,731	$194,007

Institutional Investment Products:

Gross additions	$2,557	$3,421	$6,599	$5,482

Net additions (withdrawals)	$(1,614)	$302	$(1,813)	$(420)

Total account value at end of period	$186,610	$180,882

Asset Management Segment:
Assets managed by Investment Management and Advisory Services (in billions, as of end of period):
Institutional customers	$461.2	$418.8
Retail customers	231.2	202.1
General account	412.3	426.3

Total Investment Management and Advisory Services	$1,104.7	$1,047.2

Institutional Customers - Assets Under Management (in billions):
Gross additions, other than money market	$17.2	$14.8	$33.1	$27.3

Net additions (withdrawals), other than money market	$6.5	$2.0	$7.0	$(0.6)

Retail Customers - Assets Under Management (in billions):
Gross additions, other than money market	$10.8	$11.5	$23.8	$21.7

Net additions, other than money market	$1.2	$1.6	$1.3	$1.1

U.S. Individual Life and Group Insurance Division:

Individual Life Insurance Annualized New Business Premiums (3):
Term life	$54	$50	$103	$98
Guaranteed Universal life	40	61	93	112
Other Universal life	33	23	54	43
Variable life	26	25	49	51

Total	$153	$159	$299	$304

Group Insurance Annualized New Business Premiums (3):
Group life	$56	$24	$242	$256
Group disability	14	21	129	100

Total	$70	$45	$371	$356

International Insurance Division:

International Insurance Annualized New Business Premiums (3) (4):
Actual exchange rate basis	$840	$738	$1,662	$1,482

Constant exchange rate basis	$835	$734	$1,660	$1,498

See footnotes on last page.

Financial Highlights

(in billions, as of end of period, unaudited)

	Three Months Ended June 30
	2017	2016
Assets and Asset Management Information:

Total assets	$812.6	$796.5

Assets under management (at fair market value):
Managed by U.S. Retirement Solutions and Investment Management Division:
Asset Management Segment - Investment Management and Advisory Services	$1,104.7	$1,047.2
Non-proprietary assets under management	173.4	169.8

Total managed by U.S. Retirement Solutions and Investment Management Division	1,278.1	1,217.0
Managed by U.S. Individual Life and Group Insurance Division	26.8	25.7
Managed by International Insurance Division	28.7	25.0

Total assets under management	1,333.6	1,267.7
Client assets under administration	188.3	171.7

Total assets under management and administration	$1,521.9	$1,439.4

See footnotes on last page.

(1)	Adjusted operating income is a non-GAAP measure of performance. See FORWARD-LOOKING STATEMENTS AND NON-GAAP MEASURES within the earnings release for additional information. Adjusted operating income, when presented at the segment level, is also a segment performance measure. This segment performance measure, while not a traditional U.S. GAAP measure, is required to be disclosed by U.S. GAAP in accordance with FASB Accounting Standard Codification (ASC) 280 – Segment Reporting. When presented by segment, we have prepared the reconciliation of adjusted operating income to the corresponding consolidated U.S. GAAP total in accordance with the disclosure requirements as articulated in ASC 280.
(2)	Book value per share of Common Stock including accumulated other comprehensive income as of June 30, 2016 includes a $500 million increase in equity and a 5.6 million increase in diluted shares reflecting the dilutive impact of exchangeable surplus notes when book value per share is greater than $88.90, and as of June 30, 2017 includes a $500 million increase in equity and a 5.75 million increase in diluted shares reflecting the dilutive impact of exchangeable surplus notes when book value per share is greater than $86.92.
(3)	Premiums from new sales that are expected to be collected over a one year period. Group insurance annualized new business premiums exclude new premiums resulting from rate changes on existing policies, from additional coverage issued under our Servicemembers’ Group Life Insurance contract, and from excess premiums on group universal life insurance that build cash value but do not purchase face amounts. Group insurance annualized new business premiums include premiums from the takeover of claim liabilities. Excess (unscheduled) and single premium business for the company’s domestic individual life and international insurance operations are included in annualized new business premiums based on a 10% credit.
(4)	Actual amounts reflect the impact of currency fluctuations. Constant amounts reflect foreign denominated activity translated to U.S. dollars at uniform exchange rates for all periods presented, including Japanese yen 112 per U.S. dollar and Korean won 1,130 per U.S. dollar. U.S. dollar-denominated activity is included based on the amounts as transacted in U.S. dollars.